SmartHeat Inc. Announces Record Second Quarter 2010 Financial Results – 82% Revenue Growth, 30% Net Income Growth, Affirms Guidance for 2010

NEW YORK, August 12, 2010 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT - News; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry today announced record financial results for the second quarter ended June 30, 2010. SmartHeat management is scheduled to host an investor conference call today at 9:00 a.m. EDT on August 12, 2010.

Financial Highlights:

— Revenues of $22.77 million, up 82% from 2Q09
— Operating income of $4.00 million, up 31% from 2Q09
— Net income of $3.39 million up 30% from 2Q09
— Better than Expected Sales from Heat Exchangers

Financial Summary:

			YoY %
	2Q10	2Q09	Change
Revenue	$22,767,593	$12,498,395	82.16%

Gross Profit	$7,781,334	$4,524,439	71.98%
Gross Profit Margin	34.18%	36.20%
Operating Income	$4,004,890	$3,055,210	31.08%
Operating Margin	17.59%	24.44%

Net Income	$3,391,670	$2,617,549	29.57%
Net Margin	14.90%	20.94%
Diluted EPS	$0.10	$0.11

Revenues

In the second quarter of 2010, total sales increased 82.16% to $22.77 million compared to $12.50 million in 2Q09. The higher sales came from all three of the Company's product lines, and benefited from the continued governmental stimulus in energy-saving industry, strong economic recovery in China and our successful market expansion.

The breakdown of revenues for the second quarter of 2010 was $22.24 million from PHE units and Heat Exchangers, with sales from PHE units up approximately 19% compared to 2Q09 and sales from Heat Exchangers up approximately 204% compared to 2Q09. Sales from heat meters were up approximately 60% from 1Q10 and accounted for approximately $0.5 million in revenues for the quarter.

The following table presents the revenue contribution by percentage for each major product line in 2Q10 in comparison with 2Q09.

	Percent of Total Revenues
Product Line	2Q10	2Q09
Plate Heat Exchange Unit	41.79%	63.83%
Heat Exchanger	55.87%	33.51%
Heat Meters	2.34%	2.67%

Total	100%	100%

Net Income

Net income in the quarter totaled $3.39 million ($0.10 per diluted share), up 29.57% from $2.62 million ($0.11 per diluted share) in 2Q09. The higher net income was primarily driven by higher sales across all product lines. Diluted earnings per share in 2Q10 decreased compared to 2Q09 even though net income increased because of our secondary offering in the third quarter of 2009.

Gross Profit Margin

The gross margin for 2Q10 was 34.18% down from 36.20% in 2Q09, primarily due to higher than expected revenues from the Heat Exchanger business, which reduced our overall margins for this period. The percentage of total sales from heat exchangers increased to approximately 55.87% in 2Q10 from approximately 33.51% in 2Q09.

Higher revenues from this category were due to our diversification sales strategy, which has focused on strengthening our market position in the heat exchanger sector, a sector that has more competition from local and international players.

Based on existing backlog, the Company expects gross margins to return to higher levels in the third quarter of 2010 because we expect to increase the number of PHE units sold as a percentage of sales in 3Q10.

Operating Income

Operating income totaled $4.00 million, compared with $3.06 million in 2Q09, representing a 31.08% year over year growth. Higher operating income was mainly due to increased sales of all major product lines. Total operating expenses including selling, general and administrative ("SG&A") expenses totaled $3.78 million, compared with $1.47 million a year ago. Operating margin was 17.59% compared with 24.44% a year ago. The decline of operating margin was mainly due to increased sales and expansion of our business, including the hiring of more sales personnel, higher depreciation expense, training the marketing team, establishing new sales offices in more regions of China and restructuring our sales and distribution channels. We anticipate a lower percentage of operating expenses with bigger scale of sales in the next financial quarter and therefore higher operating margin.

Reaffirms Full Year 2010 Earnings Guidance

SmartHeat reaffirms its full year 2010 earnings guidance of $20 million to $22 million in net income and $106 million to $116 million in revenues.

Our sales of Heat Exchangers have increased more than expected in the first half with all product lines showing increases in revenues. We are pleased to maintain the annual guidance previously provided.

Outlook

Mr. James Jun Wang, Chairman and Chief Executive Officer of Smart Heat Inc., commented that: “We maintained the momentum from the first quarter of 2010 and delivered another set of strong results. We thank our hard working employees, who are dedicated to executing our operational strategy. We are quite pleased to see the significant business expansion to West China, are very satisfied with the growth across all our existing business lines and the benefits we expect to receive in restructuring our sales and distribution channels.”

“Government requirements to implement energy savings and emission reduction have increased the demand of our energy-saving products in all industrial sectors. Taking advantage of economic development in West China and urbanization trends throughout China will be continue to be part of our long-term strategy.  Based on the successful expansion to West China’s market and some second and third tier cities, SmartHeat is well positioned to reap significant benefits,” concluded Mr. Wang.

Investor Conference Call Instructions:

SmartHeat management will host an earnings conference call today to discuss its second quarter financial results and outlook.

Date and time: 9:00 a.m. U.S. Eastern Daylight Time, August 12, 2010
U.S. toll free number: +1-888-419-5570
International direct dial-in: +1-617-896-9871
Conference passcode: 91720755

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$31,447,222	$48,967,992
Restricted cash	690,771	1,301,573
Accounts receivable, net	23,971,656	31,887,785
Retentions receivable	2,046,730	885,642
Advances to suppliers	13,834,721	7,657,791
Other receivables, prepayments and deposits	4,683,672	3,572,600
Inventories	22,386,703	11,259,273
Notes receivable - bank acceptances	429,800	397,248

Total current assets	99,491,275	105,929,904

NON-CURRENT ASSETS
Deferred tax asset	6,535	-
Restricted cash	68,420	48,361
Accounts receivable, net	232,099	237,384
Retentions receivable	297,444	349,931
Deposit for equipment purchase	5,397,189	-
Intangible assets, net	4,073,315	4,071,021
Construction in progress	33,016	-
Property and equipment, net	7,758,818	7,739,609

Total noncurrent assets	17,866,836	12,446,306

TOTAL ASSETS	$117,358,111	$118,376,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,040,937	$3,493,196
Unearned revenue	3,476,863	2,130,637
Taxes payable	1,304,812	2,140,627
Accrued liabilities and other payables	2,770,455	3,685,272
Notes payable - bank acceptances	155,060	1,806,564
Loans payable	147,256	4,393,544

Total current liabilities	10,895,383	17,649,840

DEFERRED TAX LIABILITY	-	8,526

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value; 75,000,000 shares authorized, 32,811,125 and 32,794,875 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	32,811	32,795
Paid in capital	75,075,918	74,917,370
Statutory reserve	3,423,988	2,872,006
Accumulated other comprehensive income	1,482,838	969,988
Retained earnings	25,756,021	21,231,484

Total Company stockholders' equity	105,771,576	100,023,643

NONCONTROLLING INTEREST	691,152	694,201.00

TOTAL EQUITY	106,462,728	100,717,844

TOTAL LIABILITIES AND EQUITY	$117,358,111	$118,376,210

The accompanying notes are an integral part of these consolidated financial statements

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Net sales	$32,136,429	$18,705,898	$22,767,593	$12,498,395
Cost of goods sold	21,116,060	11,874,903	14,986,259	7,973,956

Gross profit	11,020,369	6,830,995	7,781,334	4,524,439

Operating expenses
Selling expenses	2,637,348	1,159,532	1,992,425	698,619
General and administrative expenses	2,561,015	1,340,132	1,784,019	770,610

Total operating expenses	5,198,363	2,499,664	3,776,444	1,469,229

Income from operations	5,822,006	4,331,331	4,004,890	3,055,210

Non-operating income (expenses)
Interest income	199,564	80,421	44,527	63,740
Interest expense	5,045	(117,612)	66,297	(64,760)
Financial expense	(19,003)	-	(14,690)	1,840
Exchange loss	(43,671)	-	(43,671)	-
Other income	83,805	36,309	17,070	35,549
Other expenses	(1,419)	(11,199)	(1,179)	(11,199)

Total non-operating income (expenses), net	224,321	(12,081)	68,354	25,170

Income before income tax	6,046,327	4,319,250	4,073,244	3,080,380
Income tax expense	966,306	680,432	696,786	462,831

Income from operations	5,080,021	3,638,818	3,376,458	2,617,549

Less: Income attributable to noncontrolling interest	14,730	-	15,212	-

Net income to SmartHeat Inc	5,094,751	3,638,818	3,391,670	2,617,549

Other comprehensive item
Foreign currency translation	512,851	13,143	489,797	11,433

Comprehensive Income	$5,607,602	$3,651,961	$3,881,467	$2,628,982

Basic weighted average shares outstanding	32,800,818	24,179,900	32,806,048	24,179,900

Diluted weighted average shares outstanding	32,854,058	24,191,063	32,832,633	24,206,099

Basic earnings per share	$0.16	$0.15	$0.10	$0.11

Diluted earnings per share	$0.16	$0.15	$0.10	$0.11

The accompanying notes are an integral part of these consolidated financial statements

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Income including noncontrolling interest	$5,080,021	$3,638,818
Adjustments to reconcile income including noncontrolling
interest to net cash used in operating activities:
Depreciation and amortization	470,404	194,027
Allowance for accounts receivable	54,228	-
Unearned interest on accounts receivable	(25,023)	68,292
Stock option compensation expense	54,974	218
Stock issued for consulting service	18,090
Changes in deferred tax	(15,032)	(15,380)
(Increase) decrease in current assets:
Accounts receivable	7,433,602	1,349,607
Retentions receivable	(1,096,277)	(1,320,413)
Advances to suppliers	(6,104,038)	(2,487,309)
Other receivables, prepayments and deposits	1,406,764	(1,468,178)
Inventory	(11,009,976)	(2,109,938)
Increase (decrease) in current liabilities:
Accounts payable	(71,654)	1,721,658
Unearned revenue	1,327,817	840,957
Taxes payable	(843,313)	(769,124)
Accrued liabilities and other payables	(3,283,123)	226,202

Net cash used in operating activities	(6,602,536)	(130,563)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	595,152	(274,835)
Acquisition of property & equipment	(324,587)	(239,005)
Acquisition of intangible asset	(102,666)	-
Deposit for equipment purchase	(5,370,066)	-
Construction in progress	(32,850)	-

Net cash provided by (used in) investing activities	(5,235,017)	(513,840)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	-	3,117,362
Repayment to short term loan	(4,248,960)	-
Payment of acquisition liability	-	(1,500,139)
Notes payable	(1,653,077)	-
Warrants exercised	85,500	-

Net cash provided by (used in) financing activities	(5,816,537)	1,617,223

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	133,320	682

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(17,520,770)	973,502

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	48,967,992	1,435,212

CASH & CASH EQUIVALENTS, END OF PERIOD	$31,447,222	$2,408,714

Supplemental Cash flow data:
Income tax paid	$1,441,940	$995,787
Interest paid	$80,837	$121,259

The accompanying notes are an integral part of these consolidated financial statements